Exhibit 23.1


                              Accountants' Consent


The Board of Directors
EchoCath Inc.:


We consent to the use of our report included herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated November 23, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a net capital deficiency and negative working capital, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                          /s/ KPMG LLP



Short Hills, New Jersey
February 16, 2000